EXHIBIT 10(l-3)

FIRST AMENDMENT TO THE CONTINUITY AGREEMENT
BETWEEN EMCOR GROUP, INC. AND MAXINE L. MAURICIO

This First Amendment (this “First Amendment”) dated this 10th day of April, 2017 is made by and between EMCOR Group, Inc. (the “Company”) and Maxine L. Mauricio (the “Executive”).

WHEREAS, the Company and the Executive entered into a Continuity Agreement (the “Continuity Agreement”) dated October 26, 2016; and

WHEREAS, the Company and the Executive desire and agree to amend the Continuity Agreement, in accordance with Section 12 thereof, to remove from the calculation of the Executive’s cash severance benefits the value of any perquisites provided to the Executive in the year preceding a change of control.

NOW THEREFORE, in consideration of the mutual promises and agreements of the parties as set forth below, the parties agree to this First Amendment, as follows:

1.	Section 4(a) of the Continuity Agreement is hereby amended to read, in its entirety, as follows:

“(a) Severance. As soon as practicable after the Termination, but in any event no later than 10 business days following such Termination, the Company shall pay or cause to be paid to Executive, a lump sum cash amount equal to three (3) times the sum of (i) Executive’s annual base salary on the Effective Date (the “Base Salary”), and (ii) the Bonus. In addition, at the time of the above payment, Executive shall be entitled to an additional lump sum cash payment equal to the sum of (A) Executive’s annual salary through the date of termination, (B) an amount equal to Executive’s annual aggregate bonuses, for any calendar year ending before such termination occurs, which would have been payable had Executive remained employed until the date such bonus would otherwise have been paid, (C) a pro rata portion of the Bonus (calculated through the date of termination); and (D) an amount, if any, equal to compensation previously deferred (excluding any qualified plan deferral) and any accrued vacation pay, in each case, in full satisfaction of Executive’s rights thereto. If payment of the amounts referred to herein is not made by the Company to Executive within such 10 day period, the Company shall pay Executive interest thereon at the rate of 10% per annum.”

Except as amended hereby, the Continuity Agreement shall remain in full force and effect in accordance with its terms.

This First Amendment may be executed in two or more counterparts, each of which shall be an original and all of which shall be deemed to constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties have caused this First Amendment to be duly executed and agreed to as of the date first written above.

EMCOR GROUP, INC.

By:____________________________________
Anthony J. Guzzi
President and Chief Executive Officer

EXECUTIVE:

____________________________________
Maxine L. Mauricio